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                                                                    EXHIBIT 99.1

[AMEDISYS LOGO]


                        AMEDISYS ANNOUNCES APPOINTMENT OF
                             CHIEF FINANCIAL OFFICER


BATON ROUGE, Louisiana (June 4, 2002) - Amedisys, Inc. (NasdaqSC: "AMED"), one of America's leading home health nursing companies, today announced that it has appointed Gregory Browne as its Chief Financial Officer. Larry Graham, Chief Operating Officer, had filled the position in an interim capacity following the death of John Joffrion on January 1, 2002.

William F. Borne, Amedisys, Inc. Chief Executive Officer stated: "Greg brings over 25 years financial experience to the Company, particularly in healthcare, with specific expertise in the capital markets, financial planning, SEC reporting, human resources and information systems. We are delighted to have Greg join as a key member of the senior management team as Amedisys prepares for significant growth in the years ahead."

Greg Browne has recently served as Chief Executive Officer for both private and public companies, including PeopleWorks, Inc., a venture backed personnel management company, Ramsay Healthcare, Inc., a publicly held provider of psychiatric services, and Ramsay-HMO, Inc., a publicly held health maintenance organization. At various times, he also held the position of Chief Financial Officer for the above companies, as well as for several companies in the software industry.

Amedisys, Inc., a leading provider of home health services, is headquartered in Baton Rouge, Louisiana. The Company had approximately $110 million in revenue in 2001. Its common stock trades on The Nasdaq SmallCap Market under the symbol "AMED".

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

        Additional information can be found on the Company's Web site at:

                             http://www.amedisys.com

                    For further information, please contact:

             Greg Browne, Chief Financial Officer at (225) 292-2031
                                       or
  RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or
                        via e-mail at info@rjfalkner.com